As filed with the Securities and Exchange Commission on October 2, 2001
                                                       Registration No. [     ]
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         -------------------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
         -------------------------------------------------------------

                   GENERAL MOTORS NOVA SCOTIA FINANCE COMPANY
                    A Nova Scotia Unlimited Liability Company


                              1908 Colonel Sam Dr.
                             Oshawa, Ontario L1H 8P7
                                 (905-644-5000)
         -------------------------------------------------------------

                    Sharon Y. Pentz, Chief Executive Officer,
            Chief Financial Officer and Principal Accounting Officer
                   General Motors Nova Scotia Finance Company
                              1908 Colonel Sam Dr.
                             Oshawa, Ontario L1H 8P7
                                 (905-644-5000)

                           General Motors Corporation
             A Delaware Corporation-- I.R.S. Employer No. 38-0572515

                             300 Renaissance Center
                          Detroit, Michigan 48265-3000
                                 (313-556-5000)
                              --------------------

                    Peter R. Bible, Chief Accounting Officer
                           General Motors Corporation
       300 Renaissance Center, Detroit, Michigan 48265-3000 (313-556-5000)

                                   Copies to:

Martin I. Darvick, Esq.  Fraser MacFadyen       Francis J. Morison,
General Motors           Stewart McKelvey       Esq.
Corporation              Stirling Scales        Davis Polk & Wardwell
300 Renaissance Center   900-1959 Upper Water   450 Lexington Avenue
Detroit, Michigan        Street                 New York, New York
48265-3000               Halifax, Nova Scotia   10017-3904
                         B3J 2X2

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                              --------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. /__/
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /__/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/
         -------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed     Proposed
                                      Maximum      Maximum
Title of Each Class                   Offering     Aggregate
Of Securities to be    Amount to be   Price        Offering        Amount of
  Registered           Registered     Per Unit     Price(1)    Registration Fee
--------------------------------------------------------------------------------
Debt Securities      $750,000,000      100%       $750,000,000      $187,500
--------------------------------------------------------------------------------
Guarantees of Debt        --            (2)           (2)             None
Securities
================================================================================
    Or, if any Debt Securities (a) are denominated or payable in a foreign or composite currency or currencies, such principal amount as shall result in an aggregate initial offering price equivalent to $750,000,000, at the time of initial offering, (b) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $750,000,000, or (c) are issued with their principal amount payable at maturity to be determined with reference to a currency exchange rate or other index, such principal amount as shall result in an aggregate initial offering price of $750,000,000.
(1) Estimated solely for the purpose of determining the amount of the registration fee.
(2) No proceeds will be received by General Motors Corporation for the
    Guarantees.
         -------------------------------------------------------------

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED October 2, 2001


PROSPECTUS

                                  $750,000,000

                   GENERAL MOTORS NOVA SCOTIA FINANCE COMPANY

                             % Guaranteed Notes due

                  guaranteed absolutely and unconditionally by

                           General Motors Corporation

                               ------------------

    The notes will mature on           .  Interest will accrue from           ,
2001 at the rate of     % per year payable semi-annually in arrears on
and           of each year, commencing on      . The notes will be redeemable
prior to maturity at prices determined in the manner described herein and also if certain events occur involving Canadian taxation.


                                              Per Note      Total
                                              --------      -----
     Public Offering Price (1).........             %       $
     Underwriting Discount.............             %       $
     Proceeds, before expenses, to GM
        Nova Scotia....................             %       $

     (1) Plus accrued interest from       if settlement occurs after that date.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery through The Depository Trust Company on or about October , 2001.

                               ------------------

                              Goldman, Sachs & Co.

                                        , 2001

                              ABOUT THIS PROSPECTUS

    You should rely only on the information contained in or incorporated by reference in this prospectus. GM Nova Scotia and General Motors have not authorized anyone to provide you with different information or to make any additional representations. GM Nova Scotia and General Motors are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context indicates otherwise, "Issuer" or "GM Nova Scotia" means General Motors Nova Scotia Finance Company, "Guarantor", "General Motors" or "GM" means General Motors Corporation, and the words "we", "our", "ours" and "us" refer to General Motors Nova Scotia Finance Company.

    The distribution of this prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any persons to whom it is unlawful to make such offer or solicitation.

                               ------------------

                           PRINCIPAL EXECUTIVE OFFICES

   GM Nova Scotia's principal executive offices are located at 1908 Colonel Sam Dr., Oshawa, Ontario L1H 8P7, and the telephone number is 905-644-5000.

   General Motors principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and the telephone number is 313-556-5100.


                       WHERE YOU CAN FIND MORE INFORMATION

    General Motors files annual, quarterly, and special reports and other information with the Securities and Exchange Commission, referred to as the Commission or the SEC. You may read and copy any reports or other information General Motors files at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect General Motors filings at the Regional Office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also request copies of General Motors documents upon payment of a duplicating fee by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. and at the General Motors website at http://www.gm.com. Reports and other information can also be inspected at the offices of the following stock exchanges where General Motors common stock, $1-2/3 par value is listed in the United States: the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 95104 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

    GM Nova Scotia and General Motors have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "registration statement") under the Securities Act of 1933 with respect to the notes. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information General Motors files with them, which means that General Motors can disclose important information to you by referring you to those documents, including General Motors annual, quarterly and current reports, that are considered part of this prospectus. Information that General Motors files later with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents set forth below that General Motors previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GM and its finances.

SEC Filings (File No. 1-143)     Period
----------------------------     ------
Annual Report on Form 10-K       Year ended December 31, 2000
Quarterly Reports on Form 10-Q   Quarters ended March 31, 2001 and June 30, 2001
Current Reports on Form 8-K      January 3, 2001, January 8, 2001, January 16,
                                 2001(2), January 17, 2001, February 1, 2001,
                                 February 6, 2001, February 9, 2001,
                                 February 22, 2001, March 1, 2001, March 29,
                                 2001, April 3, 2001, April 17, 2001(2),
                                 April 18, 2001 (3), April 20, 2001, May 1,
                                 2001, May 25, 2001 (2), June 1, 2001, July 3,
                                 2001, July 17, 2001, August 1, 2001, August 7,
                                 2001, August 21, 2001, August 27, 2001,
                                 September 4, 2001, September 18, 2001,
                                 September 21, 2001, September 25, 2001,
                                 September 26, 2001 and October 2, 2001.

    You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of W. W. Creek, Controller, at the following address and telephone number:

            General Motors Corporation
            300 Renaissance Center
            Detroit, Michigan  48265-3000
            Tel: (313) 556-5000



                          DESCRIPTION OF GM NOVA SCOTIA

    GM Nova Scotia, organized on September 28, 2001 as a Nova Scotia unlimited liability company, is a direct, wholly owned subsidiary of General Motors. GM Nova Scotia has no independent operations other than acting as a finance company for General Motors and affiliates of General Motors. GM Nova Scotia does not, and will not, file separate reports with the Securities and Exchange Commission.


                    DESCRIPTION OF GENERAL MOTORS CORPORATION

    General Motors is primarily engaged in the automotive and, through its wholly-owned Hughes subsidiary, the communications services industries. General Motors is the world's largest manufacturer of automotive vehicles. General Motors also has financing and insurance operations and, to a lesser extent, is engaged in other industries.

    General Motors automotive segment is comprised of four regions:

    -  GM North America;

    -  GM Europe;

    -  GM Latin America/Africa/Mid-East; and

    -  GM Asia Pacific.

    GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates:

           -Chevrolet     -GMC           -Buick        -Saturn
           -Pontiac       -Oldsmobile    -Cadillac

    GM Europe, GM Latin America/Africa/Mid-East, and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

           -Opel        -Holden        -Saab         -GMC         -Buick
           -Vauxhall    -Isuzu         -Chevrolet    -Cadillac

    General Motors participates in the communications services industry through its Hughes subsidiary, which is a leading global provider of digital entertainment services, information and communications services and satellite-based private business networks.

    General Motors financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial vehicle and homeowner's insurance and asset-based lending. General Motors other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

    Substantially all of General Motors automotive-related products are marketed through retail dealers and through distributors and jobbers in the United States, Canada and Mexico, and through distributors and dealers overseas. At December 31, 2000, there were approximately 8,000 GM vehicle dealers in the United States, 840 in Canada and 155 in Mexico. Additionally, there were a total of approximately 11,220 outlets overseas which include dealers and authorized sales, service and parts outlets.


                GENERAL MOTORS RATIO OF EARNINGS TO FIXED CHARGES

   Six Months Ended                    Years Ended
       June 30,                        December 31,
--------------------   ---------------------------------------
   2001       2000      2000    1999    1998    1997     1996
   ----       ----      ----    ----    ----    ----     ----
   1.29       2.12      1.71    2.12    1.72    2.22     1.96

--------------------   ---------------------------------------
    General Motors computes the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of GM and its consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.


                  CONSOLIDATED CAPITALIZATION OF GENERAL MOTORS
                                   (unaudited)
                             (dollars in millions )
                                                                       June 30,
                                                                        2001
                                                                        ----

Total Debt........................................................   $144,180
                                                                     ---------
Minority interests................................................        699

Stockholders' Equity..............................................
  $1-2/3 par value common stock (issued, 549,606,968 shares) and
    Class H common stock (issued, 876,465,865 shares) and Capital
    surplus (principally additional paid-in-capital)..............   $ 22,118
  Retained earnings...............................................      10,233
  Net unrealized loss on derivatives..............................       (187)
  Net unrealized gains on securities..............................        355
  Accumulated foreign currency translation adjustments............     (2,814)
  Minimum pension liability adjustment............................        (45)
Total stockholders' equity........................................   $ 29,660
                                                                     ---------
Total Capitalization..............................................   $174,539
                                                                     =========
--------------------------------------------------------------------------------

   Note: Guarantees and contingent liabilities of GM are as disclosed on page II-38 of the Annual Report on Form 10-K for the year ended December 31, 2000.

   GM has had no material capitalization changes since June 30, 2001.

             SELECTED CONSOLIDATED FINANCIAL DATA OF GENERAL MOTORS

   The following table sets forth General Motors selected financial data derived from the audited consolidated financial statements for the two years ended December 31, 2000 and 1999 and from unaudited financial statements for the six months ended June 30, 2001 and 2000. General Motors does not publish non-consolidated financial statements. General Motors believes that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended June 30, 2001 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference".

Balance Sheet Data (1):


                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                                          June 30,   June 30,    Year Ended
                                            2001     2000      Dec. 31. Dec. 31,
                                        (unaudited)(unaudited)  2000     1999
                                        ----------- ----------  ----     ----
                                                  (dollars in millions)
                  ASSETS
Automotive, Communications Services, and
  Other Operations
Cash and cash equivalents...............    $8,370   $9,441   $9,119   $9,730
Marketable securities...................       795      893    1,161    1,698
  Total cash and marketable securities..     9,165   10,334   10,280   11,428
Accounts and notes receivable (less
  allowances)...........................     6,533    5,968    5,835    5,093
Inventories (less allowances) ..........    11,072   11,680   10,945   10,638
Equipment on operating leases (less
  accumulated depreciation).............     5,084    5,973    5,699    5,744
Deferred income taxes and other current
  assets................................     8,499    9,678    8,388    9,006
  Total current assets..................    40,353   43,633   41,147   41,909
Equity in net assets of nonconsolidated
  associates............................     4,934    3,377    3,497    1,711
Property - net..........................    33,922   33,436   33,977   32,779
Intangible assets - net.................     7,743    8,726    7,622    8,527
Deferred income taxes...................    15,560   13,456   14,870   15,277
Other assets............................    31,226   30,207   32,243   25,358
  Total Automotive, Communication
    Services, and Other Operations
    assets..............................   133,738  132,835  133,356  125,561
Financing and Insurance Operations
Cash and cash equivalents...............     1,139      692    1,165      712
Investments in securities...............    10,614    9,447    9,595    9,110
Finance receivables - net ..............    89,608   85,782   92,415   80,627
Investment in leases and other
  receivables...........................    35,701   37,883   36,752   36,407
Other assets............................    31,281   23,528   27,846   21,312
Net receivable from Automotive,
  Communication Services, and Other
  Operations............................     1,582    1,182    1,971    1,001
  Total Financing and Insurance
  Operations assets.....................   169,925  158,514  169,744  149,169
Total assets............................  $303,663 $291,349 $303,100 $274,730
  LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)....   $19,177  $17,329  $18,309  $17,254
Loans payable...........................     2,430    2,554    2,208    1,991
Accrued expenses........................    34,512   32,527   33,252   32,854
Net payable to Financing and Insurance
  Operations............................     1,582    1,182    1,971    1,001
  Total current liabilities.............    57,701   53,592   55,740   53,100
Long-term debt..........................     8,662    8,518    7,410    7,415
Postretirement benefits other than
  pensions..............................    34,109   33,931   34,306   34,166
Pensions................................     3,111    3,338    3,480    3,339
Other liabilities and deferred income
  taxes ................................    14,791   17,279   15,768   17,426
  Total Automotive, Communications
    Services, and Other Operations
    liabilities.........................   118,374  116,658  116,704  115,446
Financing and Insurance Operations
Accounts payable........................     6,348    4,611    7,416    4,262
Debt....................................   133,088  128,164  135,037  122,282
Other liabilities and deferred income
  taxes ................................    15,494   12,161   12,922   11,282
  Total Financing and Insurance
  Operations liabilities................   154,930  144,936  155,375  137,826
Minority interests......................       699      647      707      596
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  junior subordinated debentures of
  General Motors
    Series D............................         -        -        -       79
    Series G............................         -      139      139      139
Stockholders' equity
$1-2/3 par value common stock (issued,
  549,606,968; 536,912,451; 548,181,757
  and 619,412,233 shares)...............       916      895      914    1,033
Class H common stock (issued,
  876,465,865; 873,646,596 875,286,559
  and 411,345,561 shares)...............        88       87       88       14
Capital surplus (principally additional
  paid-in capital)......................    21,114   19,668   21,020   13,794
Retained earnings.......................    10,233    9,816   10,119    6,961
  Subtotal..............................    32,351   30,466   32,141   21,802
Accumulated foreign currency
  translation adjustments...............    (2,814)  (2,252)  (2,502)  (2,033)
Net unrealized loss on derivatives......      (187)       -        -
Net unrealized gains on securities......       355      876      581      996
Minimum pension liability adjustment....       (45)    (121)     (45)    (121)
  Accumulated other comprehensive loss..    (2,691)  (1,497)  (1,966)  (1,158)
    Total stockholders' equity..........    29,660   28,969   30,175   20,644
Total liabilities and stockholders'
  equity................................  $303,663 $291,349 $303,100 $274,730

================================================================================
                                          Six Months Ended     Year Ended
                                              June 30,      Dec. 31. Dec. 31,
                                            2001     2000     2000    1999
                                          -------- -------   ------  ------
                                                 (dollars in millions)
Income Statement Data (1):
Total net sales and revenues..........     $88,835  $95,601 $184,632 $176,558
                                           -------  -------  ------- --------
Cost of sales and other expenses......      71,691   75,210  145,664  140,708
Selling, general, and administrative
   expenses...........................      11,245   10,338   22,252   19,053
Interest expense......................       4,470    4,586    9,552    7,750
                                             -----    -----    -----    -----
  Total costs and expenses............      87,406   90,134  177,468  167,511
                                            ------   ------  -------  -------
Income from continuing operations
   before Income taxes and minority
   interests..........................       1,429    5,467    7,164    9,047
Income tax expense....................         512    1,712    2,393    3,118
Equity income/(loss) and minority
   interests..........................        (203)    (221)    (319)    (353)
                                              ----     ----     ----     ----
Income from continuing operations.....         714    3,534    4,452    5,576
Income from discontinued operations...           -        -        -      426
                                               ---    -----    -----    -----
   Net income.........................      $  714   $3,534   $4,452   $6,002
================================================================================
(1) Certain amounts for 1999 and 2000 have been reclassified to conform with 2001 classifications.

                                 USE OF PROCEEDS

    All or a substantial portion of the proceeds from the sale of the debt securities will be lent by GM Nova Scotia to General Motors or its affiliates, and General Motors or such affiliates will use such proceeds for general corporate purposes.

                              DESCRIPTION OF NOTES

General

    The notes offered hereby will be issued in aggregate principal amount initially limited to $750,000,000 pursuant to an indenture dated as of October __, 2001 among GM Nova Scotia, as issuer, General Motors, as guarantor, and Citibank, N.A., as trustee, a copy of which is filed as an exhibit to the registration statement. The following summaries of certain provisions of the indenture are not complete and are subject to all provisions of the indenture, including the definition of certain terms. The notes and the guarantees have been authorized and approved by resolution of GM Nova Scotia's and General Motors Boards of Directors.

    The indenture provides that, in addition to the notes and the guarantees being offered, additional debt securities and guarantees may be issued without limitation as to aggregate principal amount, but only as authorized by GM Nova Scotia's and General Motors Boards of Directors. The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

    The notes will mature and be redeemed at par on . The notes will be redeemable by GM Nova Scotia prior to maturity at prices determined in the manner described below and also if certain events occur involving Canadian taxation. See "Optional Redemption" and "Redemption for Tax Reasons." The notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from , 2001 at the rate of ___% per annum, payable on and of each year, the first payment to be made on in respect of the period from to , to the person in whose name the notes are registered at the close of business on the day of the calendar month next preceding such and .

Guarantee

    General Motors, in its capacity as guarantor, will guarantee (each, a "Guarantee") the punctual payment of the principal of, premium, if any, and interest and all other amounts payable on the notes, when and as the same are due and payable. Each Guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the Guarantee, a guarantee, executed by General Motors, will be endorsed on each note. A form of the Guarantee is attached as Appendix I.

Optional Redemption

    The notes will be redeemable at any time, at GM Nova Scotia's option, in whole or in part, on not less than 30 nor more than 60 days' prior notice, prior to their maturity at a redemption price equal to the sum of the principal amount of the notes, the Make-Whole Amount described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

    The term "Make-Whole Amount" means, the excess, if any, of (i) the aggregate present value as of the date of the redemption of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the Reinvestment Rate described below (determined on the third business day preceding the date notice of redemption is given) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the notes being redeemed.

    The term "Reinvestment Rate" means ____% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent weekly Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest tenth) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest tenth. The most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

    The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by GM Nova Scotia. If GM Nova Scotia fails to make the appointment at least 45 business days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the trustee.

    If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

    In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

Book-Entry, Delivery and Form

    The notes will be offered and sold in principal amounts of U.S. $1,000 and integral multiples thereof. The notes will be issued in the form of one or more fully registered Global Notes (collectively, the "Global Notes"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through DTC. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

o securities brokers and dealers, including the underwriters named in this prospectus;

o  banks and trust companies;

o  clearing corporations; and

o  certain other organizations.

   Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

   The Depositary advises that pursuant to procedures established by it:

o upon issuance of the Global Notes by GM Nova Scotia, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the Global Notes purchased by the underwriters; and

o ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Notes).

   The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

   As long as the Depositary's nominee is the registered owner of the Global Notes, such nominee for all purposes will be considered the sole owner or holder of the notes under the indenture. Except as provided below, you will not:

o  be entitled to have any of the notes registered in your name;

o receive or be entitled to receive physical delivery of the notes in definitive form; or

o  be considered the owners or holders of the notes under the indenture.

   GM Nova Scotia, General Motors, the trustee, any paying agent and the Depositary will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Principal and interest payments on the notes registered in the name of the Depositary's nominee will be made by the trustee to the Depositary's nominee as the registered owner of the Global Notes. Under the terms of the indenture, GM Nova Scotia, General Motors and the trustee will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal and interest on the notes and for all other purposes whatsoever. Therefore, GM Nova Scotia and General Motors do not have, and neither the trustee nor any paying agent has, any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global Notes. The Depositary has advised GM Nova Scotia, General Motors and the trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Notes will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

   Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If the Depositary is at any time unwilling or unable to continue as depositary and GM Nova Scotia has not appointed a successor depositary within 90 days, GM Nova Scotia will issue notes in definitive form in exchange for the Global Notes. In addition, GM Nova Scotia may at any time determine not to have the notes represented by the Global Notes and, in such event, will issue notes in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in Global Notes will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form. Notes so issued in definitive form will be issued in denominations of U.S. $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the notes, but GM Nova Scotia may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, in accordance with its procedures. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

Global Clearance and Settlement Procedures

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depositary rules.

Further Issues

    GM Nova Scotia may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking pari passu with the notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes having Guarantees endorsed thereon. Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Payment of Additional Amounts

   All payments of principal, premium, if any, and interest, if any, in respect of the notes will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of Canada or any political subdivision thereof, or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law or the application or interpretation thereof. If such withholding or deduction is so required, GM Nova Scotia shall pay (subject to GM Nova Scotia's right of redemption referred to under "Redemption for Tax Reasons" below) as additional interest such additional amounts as may be necessary in order that the net amounts received by the holders of notes after such withholding or deduction shall equal the net payment in respect of such notes which would have been received by them in respect of the notes, in the absence of such withholding or deduction; except that no additional amounts shall be payable with respect to any note presented for payment:

         (a) by or on behalf of a holder (i) that is not a "Non-Canadian Person" as defined under the heading "Taxation-Canadian Federal Taxation" or (ii) in respect of whom such taxes, duties, assessments or governmental charges are required to be withheld or deducted by reason of such holder failing to comply with any certification or information reporting as may be required under Canadian income tax law to qualify for an exemption from such deduction or withholding;

         (b) more than 10 days after the later of (a) the date on which payment in respect of the notes becomes due and payable or (b) if the full amount of monies payable on such date has not been received by the trustee on or prior to such date, the date on which notice that such monies have been received is published, except to the extent that the holder thereof would have been entitled to such additional amounts on presenting such note for payment on the last day of such period of 10 days.

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Redemption for Tax Reasons", GM Nova Scotia shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Redemption for Tax Reasons

    If, as a result of-

   o any change or proposed change in or amendment or proposed amendment to the laws (including any regulations or rulings promulgated thereunder) of Canada or any political subdivision thereof or therein affecting taxation, or in or to the income tax treaty between the United States and Canada which becomes effective after the date of this prospectus or which proposal is made after such date,

   o any change in the official application or interpretation of such laws or such treaty, including any official proposal for such a change, amendment or change in the application or interpretation of such laws or such treaty, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus or which proposal is made after such date, or

   o any action taken or proposed to be taken by any taxing authority of Canada which action or proposed action is taken or becomes generally known after the date of this Prospectus,

there is, in the written opinion of independent legal counsel of recognized standing to GM Nova Scotia, a material increase in the probability that GM Nova Scotia has or may become obligated to pay additional amounts (as described above under "Payment of Additional Amounts"), and GM Nova Scotia in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, the notes may be redeemed, as a whole but not in part, at GM Nova Scotia's option at any time thereafter, upon notice to the trustee and the holders of the notes in accordance with the provisions of the indenture, at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest thereon to but excluding the date fixed for redemption.

Certain Covenants of General Motors

DEFINITIONS APPLICABLE TO COVENANTS. The following definitions shall b applicable to the covenants of General Motors in the indenture in its capacity as guarantor:

      (i) "Attributable Debt" means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of General Motors), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

      (ii) "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

      (iii) "Manufacturing Subsidiary" means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which General Motors investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on the books of General Motors as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Manufacturing Subsidiary" shall not include Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to General Motors or others or which is principally engaged in financing General Motors operations outside the continental United States of America.

      (iv) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

      (v) "Principal Domestic Manufacturing Property" means any manufacturing plant or facility owned by General Motors or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by General Motors and its consolidated affiliates as an entity.

      (vi) "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by General Motors, or by one or more Subsidiaries, or by General Motors and one or more Subsidiaries.

LIMITATION ON LIENS. For the benefit of the notes, General Motors will not, nor will it permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of General Motors or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the guarantees (together with, if General Motors shall so determine, any other indebtedness of General Motors or such Manufacturing Subsidiary ranking equally with the guarantees and then existing or thereafter created) shall be secured equally and ratably with such secured Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of General Motors and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders' equity of General Motors and its consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to the stockholders of General Motors.

    The above restrictions shall not apply to Debt secured by:

      (i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

      (ii) Mortgages on property existing at the time of acquisition of such property by General Motors or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by General Motors or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to General Motors or a Manufacturing Subsidiary of improvements to such acquired property;

      (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to General Motors or to another Subsidiary;

      (iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with General Motors or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to General Motors or a Manufacturing Subsidiary;

      (v) Mortgages on property of General Motors or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

      (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

LIMITATION ON SALE AND LEASE-BACK. For the benefit of the notes, General Motors will not, nor will it permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by General Motors or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by General Motors or any Manufacturing Subsidiary on the date that the notes are originally issued (except for temporary leases for a term of not more than five years and except for leases between General Motors and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by General Motors or such Manufacturing Subsidiary to such person, unless either:

      (i) General Motors or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the guarantees; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

      (ii) General Motors shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of General Motors or any Manufacturing Subsidiary (other than Debt owned by General Motors or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

Defeasance

   The indenture provides that either GM Nova Scotia or General Motors, in its capacity as guarantor, may, at its option, (a) discharge its indebtedness and its obligations under the indenture with respect to the notes or (b) not comply with certain covenants contained in the indenture with respect to the notes, in each case by depositing trust funds or obligations guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding notes. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such defeasance had not occurred.

Merger and Consolidation; Assumption

    The indenture provides that neither GM Nova Scotia nor General Motors, will merge or consolidate with another corporation or sell or convey all or substantially all of its assets unless either GM Nova Scotia or General Motors, as the case may be, is the continuing corporation or the new corporation shall expressly assume the interest and principal, or guarantee as the case may be, and all other amounts due under the notes or guarantees. In either case, the indenture provides that neither GM Nova Scotia nor General Motors, as the case may be, nor any successor companies may be in default of performance immediately after a merger or consolidation. Additionally, the indenture provides that in the case of any such merger or consolidation, either GM Nova Scotia or its successor companies may continue to issue securities under the indenture.

   General Motors or any wholly-owned subsidiary of General Motors organized and existing under United States or Canadian law may, without merging or consolidating with or acquiring all or substantially all of the assets of GM Nova Scotia, assume the due and punctual payment of the principal, interest and any additional amounts on all the notes. If the assuming corporation is not General Motors, then General Motors shall unconditionally guarantee payment of the obligations assumed as fully and to the same extent as it guarantees the obligation prior to assumption. Such assumption is subject to other conditions including receipt of a tax opinion to the effect that the holders of the notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such assumption and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such assumption had not occurred.

Modification of the Indenture

    The indenture contains provisions permitting GM Nova Scotia, General Motors and the trustee to modify or amend the indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under such indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

o extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal of or interest thereon payable in any coin or currency other than so provided in the debt securities, without the consent of the holder of each debt security so affected; or

o reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the indenture.

Events of Default

    An event of default with respect to any series of debt securities issued subject to the indenture is defined in the indenture as being:

o   default in payment of any principal or premium, if any, on such series;
o default for 30 days in payment of any interest (including Additional Amounts) on such series;
o default for 90 days after notice in performance of any other covenant in the indenture; or
o   certain events of bankruptcy, insolvency or reorganization.

    No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an event of default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an event of default as set out in the fourth item listed above shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest (including Additional Amounts) on such debt security for which payment had not been subsequently made. GM Nova Scotia and General Motors are each required to file with the trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the indenture. The indenture provides that the trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the trustee reasonable indemnity or security.

    Subject to such provisions for the indemnification of the trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Concerning the Trustee

    Citibank, N.A. is the trustee under the indenture. It is also trustee under various indentures covering outstanding notes and debentures of General Motors. Citibank, N.A. and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of General Motors affiliates and General Motors in the normal course of its business. As trustee of various trusts, it has purchased securities of General Motors and those of certain of its affiliates.


                                    TAXATION

Canadian Federal Taxation

    The following summary describes the material Canadian federal tax consequences of ownership and disposition of the notes generally applicable to a holder who acquires the notes in this offering. This summary is based upon the provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") in force on the date hereof and the regulations adopted thereunder (the "Regulations"), proposed amendments to the Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus and the current published administrative practices and policies of the Canada Customs and Revenue Agency, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary does not otherwise take into account or anticipate any other changes in law or administrative practice, whether by legislative, governmental or judicial action, nor does it take into account foreign income tax considerations. This summary does not discuss all of the Canadian federal tax considerations that may be relevant to a holder in light of the holder's particular circumstances. It is of a general nature only and is not, and should not be construed to be, advice to any particular holder of notes. Persons considering the purchase of notes should consult their own tax advisors with regard to the application of the Canadian federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any provincial or non-Canadian taxing jurisdiction.

    For purposes of the following discussion, "Non-Canadian person" means a beneficial owner of a note that, for purposes of the Canadian Tax Act:

o  is not (and is not deemed to be) a resident of Canada,

o  deals at arm's length with GM Nova Scotia,

o does not use or hold and is not deemed to use or hold the notes in, or in the course of, carrying on business in Canada, and

o in the case of a person who carries on an insurance business in Canada and elsewhere, establishes that the notes are not "designated insurance property" and are not effectively connected with such insurance business carried on in Canada.

   Interest and Other Payments

   A Non-Canadian holder will not be subject to Canadian federal tax (including withholding tax) on the payment of interest, premium or principal on the notes.

   Dispositions

   Gains realized on the disposition or deemed disposition of a note by a Non-Canadian holder will not be subject to Canadian federal tax.

United States Federal Income Taxation

   The following summary describes the material United States federal income tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders purchasing notes at the "issue price" (that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of
Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances, and does not apply to holders that are not "United States persons" (as defined below) or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens, or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    For purposes of the following discussion, "United States person" means a beneficial owner of a note that is for United States federal income tax purposes:

o  a citizen or resident of the United States,

o a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

o an estate the income of which is subject to United States federal income taxation regardless of its source, or

o a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

   If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

   Payments of Interest

   Interest on a note will generally be taxable to a United States person as United States source ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

   Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to interest on the note that has not previously been included in income, which will be includable as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to the United States person.

   In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

   Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. GM Nova Scotia, General Motors, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment tax at the rates specified in the Code if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement dated October __, 2001 (the "Underwriting Agreement'), GM Nova Scotia has agreed to sell, and General Motors has agreed to guarantee, to each of the underwriters named below, and each of the underwriters, for whom Goldman, Sachs & Co. is acting as representative (the "Representative"), has severally agreed to purchase the principal amount of the notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the notes offered hereby if any of the notes are purchased.

                                         Principal Amount
              Underwriters                   of Notes
              ------------                   --------
Goldman, Sachs & Co..................     $
                                          $
    Total............................     $   750,000,000

================================================================================
   The Representative has advised GM Nova Scotia and General Motors that the underwriters propose initially to offer the notes to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of ___% of the principal amount of the notes. After the initial public offering, the public offering price and concession may be changed.

   GM Nova Scotia and General Motors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The notes are a new issue of securities with no established trading market. GM Nova Scotia and General Motors have been advised by the representative that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the sale of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

   John H. Bryan, a director of Goldman, Sachs Group Inc., of which Goldman, Sachs & Co. is a direct wholly owned subsidiary, is a director of General Motors. In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GM Nova Scotia, General Motors and certain of their affiliates.


                                 LEGAL OPINIONS

   The validity of the notes offered in this prospectus will be passed upon for GM Nova Scotia and General Motors by Martin I. Darvick, Esq., an attorney on General Motors Legal Staff and for the underwriters by Davis Polk & Wardwell. Mr. Darvick and Davis Polk & Wardwell will rely on Stewart McKelvey Stirling Scales as to matters of Nova Scotia law. Mr. Darvick owns shares and holds options to purchase shares of General Motors common stock, $1-2/3 par value and owns shares of General Motors Class H common stock, $0.10 par value. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the General Motors Board of Directors and has acted as counsel to General Motors and certain of its affiliates in various matters.


                                     EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from General Motors Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   Appendix I
                                Form of Guarantee

   General Motors Corporation (the "Guarantor") hereby unconditionally guarantees to the holder of this Note duly authenticated and delivered by the Trustee, the due and punctual payment of the principal, and premium, if any, of, and interest (together with any Additional Amounts payable pursuant to the terms of this Note), on this Note, when and as the same shall become due and payable, whether at maturity or upon redemption or upon declaration of acceleration or otherwise according to the terms of this Note and of the Indenture. In case of default by General Motors Nova Scotia Finance Company (the "Issuer") in the payment of any such principal, interest (together with any Additional Amounts payable pursuant to the terms of this Note), the Guarantor agrees duly and punctually to pay the same. The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of this Note, any modification of this Note, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the same or any waiver, modification or indulgence granted to the Issuer with respect thereto by the holder of this Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this guarantee will not be discharged as to this Note except by payment in full of the principal of, and interest (together with any Additional Amounts payable pursuant to the terms of this Note), thereon.

   The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder
(i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other obligor with respect to such payment.

   This guarantee shall not be valid or become obligatory for any purpose with respect to this Note until the certificate of authentication on this Note shall have been signed by the Trustee.

   This guarantee is governed by the laws of the State of New York.

   IN WITNESS WHEREOF, General Motors Corporation has caused this guarantee to be signed by facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

                                          GENERAL MOTORS CORPORATION


                                          By:
                                             -----------------------------------
                                          By:
                                             -----------------------------------

=====================================      ====================================
   No dealer, salesperson or other
person is authorized to give any
information or to represent
anything not contained in this                        $750,000,000
prospectus.  You must not rely on
any unauthorized information or
representations.  This prospectus
is an offer to sell only the notes                [General Motors Logo]
offered hereby, but only under
circumstances and in jurisdictions
where it is lawful to do so.  The
information contained in this
prospectus is current only as of
its date.                                        % Guaranteed Notes due
                                                guaranteed absolutely and
----------------------------                       unconditionally by
                                               General Motors Corporation
         TABLE OF CONTENTS

                                Page

About This Prospectus........     1
Principal Executive Offices..     1
Where You Can Find More
    Information..............     1
Incorporation of Certain
    Documents by Reference ..     1
Description of GM Nova Scotia     2
Description of General Motors              ---------------------------
    Corporation..............     2
General Motors Ratio of                            PROSPECTUS
    Earnings to Fixed Charges     3
Consolidated Capitalization                ---------------------------
    of General Motors........     3
Selected Consolidated
    Financial Data of General
    Motors...................     4
Use of Proceeds..............     5
Description of Notes.........     6
Taxation....................     13
Underwriting................     16
Legal Opinions..............     16
Experts.....................     16
                                                  Goldman, Sachs & Co.
          APPENDICES

Appendix I - Form of Guarantee
===================================       ====================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

   Securities and Exchange Commission registration fee.....       $187,500
   Fees and expenses of Trustee............................
   Printing Registration Statement, Prospectus
      and other documents..................................
   Accountants' fees.......................................
   Rating Agencies' fees...................................
   Miscellaneous expenses..................................
      Total................................................

Item 15.  Indemnification of Directors and Officers

General Motors

   Under Section 145 of the Delaware Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided.

   General Motors Certificate of Incorporation, as amended, provides that no director shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors, or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Under Article V of its By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("a proceeding"), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition ("advancement of expenses"); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of General Motors Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

   General Motors is insured against liabilities which it may incur by reason of
Article V of its By-Laws. In addition, directors and officers are insured, at General Motors expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the By-Laws.

   Pursuant to a resolution adopted by General Motors Board of Directors on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors and its subsidiaries, including GM Nova Scotia, or any of them, who incur or are threatened with personal liability, including expenses, under the Employee Retirement Income Security Act of 1974, as amended, or any amendatory or comparable legislation or regulation thereunder.

GM Nova Scotia

   Under the applicable Canadian law, GM Nova Scotia is permitted to indemnify its officers and directors on terms acceptable to the shareholders. The Articles of Association of GM Nova Scotia provide that no director or officer, former director or officer, or person who acts or acted at GM Nova Scotia's request, as a director or officer of GM Nova Scotia, a body corporate, partnership or other association of which GM Nova Scotia is or was a shareholder, partner, member or creditor, in the absence of any dishonesty on such person's part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense of any kind which happens in the execution of the duties of such person or in relation thereto. The Articles of Association of GM Nova Scotia also provide that no director or officer, former director or officer, or person who acts or acted at GM Nova Scotia's request, as a director or officer of GM Nova Scotia, a body corporate, partnership or other association of which GM Nova Scotia is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, shall be indemnified by GM Nova Scotia against, and it shall be the duty of the directors out of the funds of GM Nova Scotia to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of GM Nova Scotia or such body corporate, partnership or other association, whether GM Nova Scotia is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of GM Nova Scotia and have priority as against the shareholders over all other claims. As a subsidiary of General Motors, GM Nova Scotia is insured against liabilities which it may incur by reason of the foregoing provisions of its Articles of Association and directors and officers of GM Nova Scotia are insured against some liabilities which might arise out of their employment and not be subject to the indemnification contained in the Articles of Association of GM Nova Scotia as previously described.

Item 16.  Exhibits

*1    -- Form of proposed Underwriting Agreement
4(a)  -- Form of Indenture, dated as of October __, 2001 among GM Nova Scotia,
         General Motors and Citibank, N.A., as trustee
4(b)  -- Form of Guarantee between GM Nova Scotia and General Motors, as
         Guarantor (included in Exhibit 4(a))
4(c)  -- Form of Note (included in Exhibit 4(a))
5(a)  -- Opinion and Consent of Martin I. Darvick, Esq., Attorney, Legal Staff
         of General Motors
5(b)  -- Opinion and Consent of Stewart McKelvey Stirling Scales
12    -- Computation of Ratio of Earnings to Fixed Charges
23(a) -- Independent Auditors' Consent
23(b) -- Consent of Counsel (included in Exhibit 5)
25    -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A.

----------------------
* To be filed by amendment

Item 17.  Undertakings

  (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the registrants pursuant to the provisions discussed in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director or officer of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, General Motors Nova Scotia Finance Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, on October 2, 2001.

                                   GENERAL MOTORS NOVA SCOTIA FINANCE COMPANY


                                   By:/s/ Sharon Y. Pentz
                                      ----------------------------
                                   Sharon Y. Pentz
                                   Chief Executive Officer,
                                   Chief Financial Officer,
                                   Principal Accounting Officer and Director



   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sharon Y. Pentz and Neil J. Macdonald, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 2, 2001 by the following persons in the capacities indicated.


Signature                                 Title
---------                                 -----


/s/ Sharon Y. Pentz                Chief Executive Officer,
--------------------               Chief Financial Officer,
Sharon Y. Pentz                    Principal Accounting Officer and Director



/s/ Neil J. Macdonald              Director
---------------------
Neil J. Macdonald

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, General Motors certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on October 2, 2001.


                                   GENERAL MOTORS CORPORATION

                                   /s/JOHN F. SMITH, JR.
                                   -----------------------------------
                                   (John F. Smith, Jr., Chairman
                                    of the Board of Directors)

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 2, 2001 by the following persons in the capacities indicated.


        Signature                      Title

/s/JOHN F. SMITH, JR.                  Chairman of the Board of Directors
--------------------------
(John F. Smith, Jr.)


/s/G. RICHARD WAGONER, JR.             President and Chief Executive Officer
--------------------------
(G. Richard Wagoner, Jr.)


/s/JOHN M. DEVINE                      Vice Chairman and          )
--------------------------             Chief Financial Officer    )
(John M. Devine)                                                  )Principal
                                                                  )Financial
                                                                  )Officers
/s/ERIC A. FELDSTEIN                   Vice President Finance     )
--------------------------             and Treasurer              )
(Eric A. Feldstein)                                               )


/s/WALLACE W. CREEK                            Controller         )
--------------------------                                        )
(Wallace W. Creek)                                                )Principal
                                                                  )Accounting
                                                                  )Officers
/s/PETER R. BIBLE                      Assistant Controller and   )
--------------------------             Chief Accounting Officer   )
(Peter R. Bible)                                                  )

         Signature                              Title
         ---------                              -----


                                                Director
--------------------------
(Percy Barnevik)


/s/JOHN H. BRYAN                                Director
--------------------------
(John H. Bryan)


/s/THOMAS E. EVERHART                           Director
--------------------------
(Thomas E. Everhart)


/s/GEORGE M. C. FISHER                          Director
--------------------------
(George M.C. Fisher)


                                                Director
--------------------------
(Nobuyuki Idei)


/s/ KAREN KATEN                                 Director
--------------------------
(Karen Katen)


/s/J. WILLARD MARRIOTT, JR.                     Director
--------------------------
(J. Willard Marriott, Jr.)


/s/E. STANLEY O'NEAL                            Director
--------------------------
(E. Stanley O'Neal)


/s/ECKHARD PFEIFFER                             Director
--------------------------
(Eckhard Pfeiffer)


/s/LLOYD D. WARD                                Director
--------------------------
(Lloyd D. Ward)





*An asterisk denotes execution by [name of attorney-in-fact], as attorney-in-fact

                                EXHIBIT INDEX
EXHIBITS

*1   --  Form of proposed Underwriting Agreement
4(a) -- Form of Indenture, dated as of October __, 2001, among GM Nova Scotia, General Motors and Citibank, N.A., as trustee
4(b) Form of Guarantee between GM Nova Scotia and General Motors, as Guarantor (included in Exhibit 4(a))
4(c)  -- Form of Note (included in Exhibit 4(a))
5(a)  -- Opinion and Consent of Martin I. Darvick, Esq., Attorney, Legal Staff
         of General Motors
5(b)  -- Opinion and Consent of Stewart McKelvey Stirling Scales
12    -- Computation of Ratio of Earnings to Fixed Charges
23(a) -- Independent Auditors' Consent
23(b) -- Consent of Counsel (included in Exhibit 5)
25    -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of Citibank, N.A.

----------------------
* To be filed by amendment.